April 27, 2007

Media Contact: Cynthia Messina, Las Vegas, NV (702) 876-7132

Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237

SWX-NYSE

For Immediate Release

SOUTHWEST GAS CORPORATION

ANNOUNCES FIRST QUARTER EARNINGS

Las Vegas – Southwest Gas Corporation announced consolidated earnings of $1.19 per basic share for the first quarter of 2007, a $0.07 increase from the $1.12 per basic share earned during the first quarter of 2006. Consolidated net income was $49.8 million, compared to $44.2 million in the prior period.

According to Jeffrey W. Shaw, Chief Executive Officer, “The increase in earnings between quarters reflects the recognition of two additional months of Arizona rate relief that went into effect March 1, 2006 and a return to more normal temperatures overall. The solid operating performance in the first quarter of 2007 is a continuation of the improvements made in 2006, which resulted in the first increase in the common stock dividend in 13 years.” Shaw concluded by saying “While we are pleased with first quarter results, we recognize that managing weather risk continues to be a challenge for us. We experienced both extremes during the quarter – a cold January and hot March – and remain resolute in our need to continue working with regulators to improve the level and stability of earnings and cash flows going forward.”

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For the twelve months ended March 31, 2007, consolidated net income was $89.4 million, or $2.17 per basic share, compared to $55.2 million, or $1.42 per basic share, during the twelve-month period ended March 31, 2006. The current twelve-month results include a benefit of approximately $0.07 per share related to a nonrecurring property tax benefit recognized in the second quarter of 2006. Results for the prior twelve-month period include a $10 million, or $0.16 per share, nonrecurring charge recorded in the fourth quarter of 2005 related to an injuries and damages incident.

Natural Gas Operations Segment Results

First Quarter

Operating margin, defined as operating revenues less the cost of gas sold, increased approximately $22 million, or 11 percent, in the first quarter of 2007 compared to the first quarter of 2006. Rate relief added a net $8 million in operating margin compared to the prior year consisting of $15 million in Arizona general rate relief and $1 million for California attrition amounts, offset by an $8 million impact of implementing a California equalized margin tracker mechanism, effective January 2007. Under this mechanism, margin is earned equally throughout the year. Differences in heating demand, caused primarily by weather variations between periods, accounted for an $8 million increase in operating margin as overall temperatures in the current quarter returned to more normal levels compared to the warmer-than-normal temperatures experienced in the first quarter of 2006. New customers contributed an incremental $6 million in operating margin during the quarter as the Company added 62,000 customers during the last twelve months, an increase of nearly four percent.

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Operating expenses for the quarter increased $9 million, or seven percent, compared to the first quarter of 2006 primarily due to general cost increases and incremental operating costs associated with serving additional customers. Higher uncollectible and employee-related costs also contributed to the operating expense increase. Net financing costs decreased $807,000, or three percent, between periods as strong operating cash flows were used to reduce average debt outstanding.

Twelve Months to Date

Operating margin increased $69 million between periods. Rate relief in Arizona and California added $40 million (net of the California equalized margin tracker mechanism impact) and customer growth contributed an incremental $19 million. Differences in heating demand, caused primarily by weather variations, accounted for a $10 million increase in operating margin as warmer-than-normal temperatures were experienced during both periods (during the current twelve-month period the negative impact was $8 million, while the negative impact to the prior twelve-month period was $18 million).

Operating expenses increased $14.2 million, or three percent between periods primarily due to general increases in labor and maintenance costs, and incremental operating costs associated with serving additional customers. The impacts of higher uncollectible and employee-related costs were partially offset by the property tax benefit and lower property tax rates in Arizona during the current twelve-month period and the impact on the prior twelve-month period of the previously noted $10 million nonrecurring injuries

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and damages charge. Net financing costs between periods increased one percent as strong operating cash flows and common stock issued under the Company’s various plans mitigated the amount of additional debt needed to finance customer growth.

Southwest Gas Corporation provides natural gas service to 1,799,000 customers in Arizona, Nevada, and California. Its service territory is centered in the fastest-growing region of the country.

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, changes in natural gas prices, the ability to recover costs through the PGA mechanism, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, and the ability to raise capital in external financings. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing, operations, and maintenance expenses will continue in future periods.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST

(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2007	2006
Consolidated Operating Revenues	$793,716	$676,941

Net Income	$49,764	$44,180

Average Number of Common Shares Outstanding	41,979	39,492

Basic Earnings Per Share	$1.19	$1.12

Diluted Earnings Per Share	$1.17	$1.11

TWELVE MONTHS ENDED MARCH 31,	2007	2006
Consolidated Operating Revenues	$2,141,533	$1,848,344

Net Income	$89,444	$55,174

Average Number of Common Shares Outstanding	41,179	38,722

Basic Earnings Per Share	$2.17	$1.42

Diluted Earnings Per Share	$2.15	$1.41

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED MARCH 31,		TWELVE MONTHS ENDED MARCH 31,
	2007	2006	2007	2006
Results of Consolidated Operations
Contribution to net income - gas operations	$48,628	$42,077	$78,024	$43,361
Contribution to net income - construction services	1,136	2,103	11,420	11,813

Net income	$49,764	$44,180	$89,444	$55,174

Earnings per share - gas operations	$1.16	$1.07	$1.89	$1.12
Earnings per share - construction services	0.03	0.05	0.28	0.30

Basic earnings per share	$1.19	$1.12	$2.17	$1.42

Diluted earnings per share	$1.17	$1.11	$2.15	$1.41

Average outstanding common shares	41,979	39,492	41,179	38,722
Average shares outstanding (assuming dilution)	42,376	39,847	41,599	39,073

Results of Natural Gas Operations
Gas operating revenues	$727,015	$608,142	$1,846,267	$1,568,416
Net cost of gas sold	494,211	397,497	1,130,702	921,701

Operating margin	232,804	210,645	715,565	646,715
Operations and maintenance expense	84,535	78,387	326,951	318,548
Depreciation and amortization	38,530	35,553	149,631	139,287
Taxes other than income taxes	10,467	10,617	34,844	39,343

Operating income	99,272	86,088	204,139	149,537
Other income (expense)	1,376	2,952	8,473	6,953
Net interest deductions	21,148	21,955	84,760	83,668
Net interest deductions on subordinated debentures	1,931	1,931	7,724	7,723

Income before income taxes	77,569	65,154	120,128	65,099
Income tax expense	28,941	23,077	42,104	21,738

Contribution to net income - gas operations	$48,628	$42,077	$78,024	$43,361

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
MARCH 31, 2007

FINANCIAL STATISTICS
Market value to book value per share at quarter end	172%
Twelve months to date return on equity -- total company	10.5%
-- gas segment	9.6%
Common stock dividend yield at quarter end	2.2%

GAS OPERATIONS SEGMENT

Rate Jurisdiction	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Arizona	$922,721	8.40%	9.50%
Southern Nevada	574,285	7.64	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	102,703	8.74	10.38
Northern California	45,487	8.74	10.38
Paiute Pipeline Company (1)	82,853	9.44	11.80

(1) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS

	THREE MONTHS ENDED MARCH 31,		TWELVE MONTHS ENDED MARCH 31,
(In dekatherms)	2007	2006	2007	2006
Residential	36,166,497	31,071,810	72,855,183	65,830,968
Small commercial	12,252,559	11,454,591	31,783,616	30,565,828
Large commercial	4,073,069	3,675,862	13,222,739	11,712,219
Industrial / Other	3,277,681	2,898,727	15,303,206	15,254,883
Transportation	26,640,967	26,618,636	117,546,127	120,734,011

Total system throughput	82,410,773	75,719,626	250,710,871	244,097,909

HEATING DEGREE DAY COMPARISON
Actual	1,156	1,020	1,960	1,730
Ten-year average	1,104	1,103	1,960	1,968

Heating degree days for prior periods have been recalculated using the current period customer mix.